EXHIBIT 5.1

OPINION AND CONSENT OF LEGAL COUNSEL

May 29, 2003

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Ladies and Gentlemen:

We acted as counsel to ATP Oil & Gas Corporation, a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement relates to the proposed offer, sale and delivery by the persons named as Selling Stockholders in the Registration Statement (the “Selling Stockholders”) of an aggregate of up to 4,000,000 shares of the Company’s common stock, $0.001 par value (the “Shares”). In such connection, we are passing on certain legal matters in connection with the issuance of the Shares. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

Before rendering this opinion, we have examined such certificates, instruments and documents, reviewed such questions of law and made such other investigations as we considered necessary or appropriate for the purposes of this opinion.

Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.